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                                                                  Exhibit (a)(9)


ibp(R) News Release


                          IBP ANNOUNCES COMPLETION OF
                            FOODBRANDS TENDER OFFER


     Dakota City, Nebraska -- April 29, 1997 -- IBP, inc. (NYSE: IBP) announced today that it has successfully completed its cash tender offer to acquire the outstanding shares of common stock of Foodbrands America, Inc. (NYSE: FDB) at a purchase price of $23.40.

     Approximately 11,577,000 shares of the 12,465,017 of issued and outstanding shares of common stock of Foodbrands (or approximately 93%) were validly tendered. All such shares were accepted for payment by IBP following completion of the tender offer on April 28. 35,000 shares were represented by brokers' notices of guaranteed delivery.

     Any Foodbrands shares not purchased in the tender offer will be acquired by IBP for $23.40 per share when the merger is completed.

                                     ####

     Contacts: John Borgh, IBP Vice President & Treasurer
               402-241-255
               Gary Mickelson, IBP Public Affairs Department
               402-241-2986


IBP, inc. PUBLIC AFFAIRS DEPARTMENT DAKOTA CITY, NEBRASKA 68731 TELEPHONE:
402-241-2944